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NIKE, INC. REPORTS FISCAL 2019 SECOND QUARTER RESULTS

BEAVERTON, Ore., Dec. 20, 2018 - NIKE, Inc. (NYSE:NKE) today reported fiscal 2019 financial results for its second quarter ended November 30, 2018. For the quarter, double-digit revenue growth was driven by strategic execution of the Consumer Direct Offense across all dimensions of the portfolio globally.

“NIKE’s ambitious digital transformation is driving strong results and momentum in North America and in our international geographies,” said Mark Parker, Chairman, President and CEO, NIKE, Inc. “We’re incredibly energized about 2019 - with a full innovation pipeline; the most personal, responsive retail experiences in the industry; and a supply chain that’s delivering speed at scale.”*

Diluted earnings per share for the quarter were $0.52, an increase of 13 percent driven by double-digit revenue growth, gross margin expansion and a lower average share count, partially offset by higher selling and administrative expenses and a higher effective tax rate.

“Amidst an increasingly dynamic macro environment, what is certain is that NIKE’s execution of the Consumer Direct Offense is driving consistently strong growth across our diverse, global portfolio,” said Andy Campion, Executive Vice President and Chief Financial Officer, NIKE, Inc. “As we continue to invest in digital transformation, we are driving consumer-centric disruption in our industry and unlocking new opportunities for growth.”*

Second Quarter Income Statement Review

•	Revenues for NIKE, Inc. increased 10 percent to $9.4 billion, up 14 percent on a currency-neutral basis.**

▪
Revenues for the NIKE Brand were $8.9 billion, up 14 percent on a currency-neutral basis driven by accelerated growth across all geographies and in NIKE Direct, led by digital. Revenue grew in nearly every key category led by Sportswear with well-balanced double-digit growth across footwear and apparel globally.

▪	Revenues for Converse were $425 million, up 6 percent on a currency-neutral basis, mainly driven by growth in Asia and digital.

•	Gross margin increased 80 basis points to 43.8 percent primarily driven by higher average selling prices and margin expansion in NIKE Direct, partially offset by higher product costs.

•
Selling and administrative expense increased 14 percent to $3.1 billion. Demand creation expense was $910 million, up 4 percent primarily driven by higher advertising and marketing expenses. Operating overhead expense increased 18 percent to $2.2 billion driven primarily by wage-related expenses, which reflect critical investments to drive key transformational initiatives for the Consumer Direct Offense.

•	The effective tax rate was 15 percent, which reflects the new U.S. statutory rate and implemented provisions of the U.S. Tax Cuts and Jobs Act.

•
Net income increased 10 percent to $847 million driven primarily by strong revenue growth and gross margin expansion while diluted earnings per share increased 13 percent from the prior year to $0.52 reflecting a 2 percent decline in the weighted average diluted common shares outstanding.

November 30, 2018 Balance Sheet Review

•
Inventories for NIKE, Inc. were $5.4 billion, up 1 percent compared to the prior year period, primarily driven by strong demand for key franchises and effective inventory management, resulting in healthy inventories across all geographies.

•
Cash and equivalents and short-term investments were $4.0 billion, $2.3 billion lower than last year as share repurchases, dividends, repayment of notes and investments in infrastructure more than offset net income.

Share Repurchases

During the second quarter, NIKE, Inc. repurchased a total of 16.1 million shares for approximately $1.3 billion as part of the four-year, $12 billion program approved by the Board of Directors in November 2015. As of November 30, 2018, a total of 183.3 million shares had been repurchased under this program for approximately $11.3 billion. In June 2018, the Board of Directors authorized a new four-year $15 billion share repurchase program that will commence upon the completion of the current program.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on December 20, 2018, to review fiscal second quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, January 3, 2019.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*
The marked paragraph contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

**	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions, except per share data)	11/30/2018	11/30/2017	Change	11/30/2018	11/30/2017	Change
Revenues	$9,374	$8,554	10%	$19,322	$17,624	10%
Cost of sales	5,269	4,876	8%	10,820	9,984	8%
Gross profit	4,105	3,678	12%	8,502	7,640	11%
Gross margin	43.8%	43.0%		44.0%	43.3%

Demand creation expense	910	877	4%	1,874	1,732	8%
Operating overhead expense	2,232	1,891	18%	4,331	3,892	11%
Total selling and administrative expense	3,142	2,768	14%	6,205	5,624	10%
% of revenues	33.5%	32.4%		32.1%	31.9%

Interest expense (income), net	14	13	—	25	29	—
Other (income) expense, net	(48)	18	—	5	36	—
Income before income taxes	997	879	13%	2,267	1,951	16%
Income tax expense	150	112	34%	328	234	40%
Effective tax rate	15.0%	12.7%		14.5%	12.0%

NET INCOME	$847	$767	10%	$1,939	$1,717	13%

Earnings per common share:
Basic	$0.54	$0.47	15%	$1.22	$1.05	16%
Diluted	$0.52	$0.46	13%	$1.19	$1.03	16%

Weighted average common shares outstanding:
Basic	1,581.4	1,627.0		1,587.7	1,633.1
Diluted	1,620.7	1,660.9		1,627.2	1,669.1

Dividends declared per common share	$0.22	$0.20		$0.42	$0.38

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	November 30,	November 30,	% Change
(Dollars in millions)	2018	2017
ASSETS
Current assets:
Cash and equivalents	$3,423	$4,304	-20%
Short-term investments	618	2,085	-70%
Accounts receivable, net	4,346	3,613	20%
Inventories	5,388	5,326	1%
Prepaid expenses and other current assets	1,791	1,254	43%
Total current assets	15,566	16,582	-6%
Property, plant and equipment, net	4,588	4,117	11%
Identifiable intangible assets, net	284	282	1%
Goodwill	154	139	11%
Deferred income taxes and other assets	2,085	2,935	-29%
TOTAL ASSETS	$22,677	$24,055	-6%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$6	$10	-40%
Notes payable	9	1,229	-99%
Accounts payable	2,574	2,141	20%
Accrued liabilities	4,478	3,278	37%
Income taxes payable	211	92	129%
Total current liabilities	7,278	6,750	8%
Long-term debt	3,466	3,472	0%
Deferred income taxes and other liabilities	3,204	2,075	54%
Redeemable preferred stock	—	—	—
Shareholders’ equity	8,729	11,758	-26%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$22,677	$24,055	-6%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2018	11/30/2017	Change		11/30/2018	11/30/2017	Change
North America
Footwear	$2,245	$2,070	8%	9%	$4,800	$4,504	7%	7%
Apparel	1,405	1,279	10%	10%	2,812	2,578	9%	9%
Equipment	132	136	-3%	-3%	315	327	-4%	-4%
Total	3,782	3,485	9%	9%	7,927	7,409	7%	7%
Europe, Middle East & Africa
Footwear	1,419	1,290	10%	15%	3,061	2,761	11%	12%
Apparel	794	743	7%	12%	1,624	1,486	9%	11%
Equipment	100	100	0%	5%	235	230	2%	4%
Total	2,313	2,133	8%	14%	4,920	4,477	10%	11%
Greater China
Footwear	1,022	793	29%	33%	1,980	1,554	27%	28%
Apparel	490	397	23%	28%	870	706	23%	24%
Equipment	32	32	0%	5%	73	70	4%	3%
Total	1,544	1,222	26%	31%	2,923	2,330	25%	26%
Asia Pacific & Latin America
Footwear	879	873	1%	14%	1,760	1,700	4%	14%
Apparel	360	342	5%	17%	692	643	8%	18%
Equipment	59	58	2%	17%	116	119	-3%	7%
Total	1,298	1,273	2%	15%	2,568	2,462	4%	15%
Global Brand Divisions[2]	9	23	-61%	-62%	25	43	-42%	-45%
TOTAL NIKE BRAND	8,946	8,136	10%	14%	18,363	16,721	10%	12%
Converse	425	408	4%	6%	952	891	7%	7%
Corporate[3]	3	10	—	—	7	12	—	—
TOTAL NIKE, INC. REVENUES	$9,374	$8,554	10%	14%	$19,322	$17,624	10%	11%

TOTAL NIKE BRAND
Footwear	$5,565	$5,026	11%	15%	$11,601	$10,519	10%	12%
Apparel	3,049	2,761	10%	14%	5,998	5,413	11%	13%
Equipment	323	326	-1%	4%	739	746	-1%	1%
Global Brand Divisions[2]	9	23	-61%	-62%	25	43	-42%	-45%
TOTAL NIKE BRAND REVENUES	$8,946	$8,136	10%	14%	$18,363	$16,721	10%	12%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.

[2] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[3] Corporate revenues consist primarily of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2018	11/30/2017	Change	11/30/2018	11/30/2017	Change
North America	$884	$783	13%	$1,961	$1,785	10%
Europe, Middle East & Africa	450	337	34%	951	788	21%
Greater China	561	378	48%	1,063	772	38%
Asia Pacific & Latin America	321	291	10%	644	551	17%
Global Brand Divisions[2]	(826)	(602)	-37%	(1,644)	(1,277)	-29%
TOTAL NIKE BRAND	1,390	1,187	17%	2,975	2,619	14%
Converse	44	48	-8%	142	137	4%
Corporate[3]	(423)	(343)	-23%	(825)	(776)	-6%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES	1,011	892	13%	2,292	1,980	16%
Interest expense (income), net	14	13	—	25	29	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$997	$879	13%	$2,267	$1,951	16%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense.

[2] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.